CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Registration Statement on Form N-1A dated December 31, 2001 (the "N-1A Registration Statement") which is incorporated by reference in the Proxy Statement and Prospectus and Statement of Additional Information constituting parts of this registration statement on Form N-14 of our report dated October 12, 2001, relating to the financial statements and financial highlights which appears in the August 31, 2001 Annual Report to Shareholders of Chartwell Large Cap Value Fund and Chartwell Small Cap Value Fund, each a series of Advisors Series Trust, which are also incorporated by reference into the N-1A Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "General Information" in the N-1A Registration Statement.


/s/PricewaterhouseCoopers LLP

New York, New York
September 15, 2002